AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement") dated this ______ day of July, 1997, between Southwest Industrial Products, Inc. (the "Company"), a Texas corporation, and Onyx-Five, Inc. (the "Purchaser") a Minnesota corporation,

         WHEREAS, the Company desires to merge with the Purchaser and the Purchaser with the Company, all upon the terms and subject to the conditions of this Agreement and the Plan of Merger attached as Exhibit A (the "Plan of Merger"); and

         WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the merger of the Company;

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties agree as follows:


                                    ARTICLE 1

                       THE MERGER; CLOSING; EFFECTIVE TIME

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in section 1.4) the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall cease (the "Merger"). The Purchaser shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Minnesota, and the separate corporate existence of the Purchaser with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger.

         1.2 TERMS OF MERGER. The Company shall transfer all of its shares of its stock to the Purchaser. The Purchaser agrees to issue 10,000,000 shares of its common stock to the shareholders of the Company. The Board of Directors shall be Lindsey Vinson, David Hayslip and Pike Hassink, the Board of Directors shall then elect the officers of the Company.

         1.3 CLOSING. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Charles Clayton, Minneapolis, Minnesota on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII shall be fulfilled or waived in accordance with this Agreement, at such time as the Company and Purchaser may agree, or (ii) on such other date and/or at such other place and time as the Company and Purchaser may agree.

         1.4 EFFECTIVE TIME. As soon as practicable following fulfillment or waiver of the conditions specified in Article VII, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII, the Company and the Purchaser will cause the Articles of Merger (the "Articles of Merger") to be executed and filed with the Secretary of State of Minnesota (the "State Commission"). The merger shall become effective on the date on which the Secretary of State issues a Certificate of Merger, and such time is referred to as the "Effective Time".


                                   ARTICLE II

                  ARTICLES OF INCORPORATION AND BY-LAWS OF THE
                                SURVIVING COMPANY

         2.1 THE ARTICLES OF INCORPORATION. The Articles of Incorporation of the Purchaser (the "Articles") in effect at the Effective Time shall be Articles of Incorporation of the Surviving Corporation, in accordance with the Minnesota Statutes.

         2.2 THE BY-LAWS. The By-Laws of the Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, unless duly amended in accordance with its terms and the Minnesota Statutes.


                                   ARTICLE III

               OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         3.1 OFFICERS AND DIRECTORS. The directors and officers of the Purchaser at the Effective Time shall, from and after the Effective Time, be directors and officers, of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles and By-Laws.


                                   ARTICLE IV

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

         4.1 At the Effective Time, all shares of common stock of the Company issued and outstanding immediately prior to the Effective Time shall be exchanged for validly issued, fully paid and nonassessable shares of the Purchaser.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.1 CORPORATE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power and authority to carry on its respective businesses as they are now being conducted. The Company has made available to Purchaser a complete and correct copy of the Company's Articles, and the Company's By-Laws. The Company's Articles and By-Laws so delivered are in full force and effect.

         5.2 CORPORATE AUTHORITY. Subject only to approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated. This Agreement is a valid and binding agreement of the Company.

         5.3 COMPLIANCE. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by the Company will not, constitute or result in (i) a breach or violation of, or a default under, the Articles or By-Laws of the Company or (ii) a breach or violation of, a default under, the acceleration of, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the Company, or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company is subject, except, in the case of clause
(ii) above, for such breaches, violations, defaults, or accelerations which, alone or in the aggregate, will not have a material adverse effect on the financial condition, properties, business or results of operations of the Company.

         5.4 BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated.

         5.5 FINANCIAL STATEMENTS. The financial statements as of May 31, 1997, which have been delivered to Purchaser ("Company Financial Statements") are complete, accurate, and fairly present the financial condition of the Company as of the date and the results of its operation for the periods covered. To the best knowledge of the Company, there are no liabilities, either fixed or contingent, not reflected in the financial statements other than contracts or obligations in the ordinary and usual course of business, constituting liens or other liabilities which, if disclosed, would alter substantially the financial condition of the Company as reflected in the financial statements. These Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied.

         5.6 LITIGATION AND PROCEEDINGS. To the best knowledge of the Company, it is not involved in any pending litigation or governmental investigation or proceeding not reflected in the financial statements, or otherwise disclosed in the Schedules and, to the best knowledge of the Company, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against the Company.

         5.7 TAX RETURNS. The Company has filed all tax returns, forms, or reports, which are due or required to be filed by it prior to this date and has paid or made adequate provisions for the payment of all taxes, penalty fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received.

         5.8 TITLE AND RELATED MATTERS. The Company has good and marketable title to all of its licenses, copyrights, trademark, patents, patents pending, properties, inventory, interests in properties, and other assets, real and personal, free and clear of all mortgages, liens, pledges, charges, or encumbrances except (i) statutory liens or claims not yet delinquent; (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the assets or properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties or in connection with such assets; and
(iii) as described in the financial statements or in Company Schedules. The Company owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all procedures, techniques, business plans, methods of management, or other information utilized in the conduct of the Company's business or operations, whether or not the value thereof is reflected in the most recent balance sheet included in the Company Schedules. The plants, structures, and equipment of the Company that are necessary or used in the operations of the business of the Company are in good operating condition and repair, normal wear and tear excepted.

         5.10 COMPANY SCHEDULES. The Company has delivered to Purchaser the following schedules which are collectively referred to as the "Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of the same date, all certified by the chief executive officer of the Company, as complete, true, and correct:

         (A) A schedule containing complete and correct copies of the articles of

         Incorporation and Bylaws of Company in effect as of the date of this Agreement;

         (B) A schedule containing a description of all real property owned or leased by the Company, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in real property with copies of the underlying documentation;

         (C) A schedule describing all material contracts, employee agreements, licenses, agreements, or other instruments to which the Company is a party or by which it or its properties or assets are bound;

         (D) A schedule describing all loans and mortgages for which Company is obligated and the terms;

         (E) A schedule setting forth a description of any material adverse change in business, operations, property, inventory, assets, or condition of the Company since May 31, 1997;

         (F) A schedule of all litigation or governmental investigation or proceeding which is pending or which, to the best knowledge of management, is threatened or contemplated;

         (G) A schedule of all outstanding options and warrants to acquire shares of common stock;

         (H) A schedule describing all joint ventures, partnerships or corporations in which the Company owns an interest or a right to acquire an interest;

         (I) A schedule of all documents, disclosures, or representations required to be disclosed by this Agreement or required to be disclosed in order to set forth all material facts regarding Acquiree.

         5.11 CORPORATE ORGANIZATION AND QUALIFICATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Purchaser has the corporate power and authority to carry on its respective businesses as they are now being conducted. The Purchaser has made available to the Company a complete and correct copy of the Purchaser's Articles, and the Purchaser's By-Laws. The Purchaser's Articles and By-Laws so delivered are in full force and effect.

         5.12 CORPORATE AUTHORITY. Subject only to approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares, the Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated. This Agreement is a valid and binding agreement of the Purchaser.

         5.13 COMPLIANCE. The execution and delivery of this Agreement by the Purchaser do not, and the consummation of the transactions contemplated by the Purchaser will not, constitute or result in (i) a breach or violation of, or a default under, the Articles or By-Laws of the Purchaser or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the Purchaser or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Purchaser is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults, or accelerations which, alone or in the aggregate, will not have a material adverse effect on the financial condition, properties, business or results of operations of the Purchaser.

         5.14 BROKERS AND FINDERS. Neither the Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated.


                                   ARTICLE VI

                                    COVENANTS

         6.1 ACQUISITION PROPOSALS. The Company will, and shall direct (and shall use its best efforts to cause) all of its officers and directors and employees and any investment banker, attorney, accountant or other agent retained by the Company not to, initiate or solicit any inquiries or the making of any proposal with respect to, or, except to the extent required by fiduciary obligations under applicable laws, as advised in writing by counsel, engage in negotiations concerning, or provide any confidential information or data or to have any discussions with, any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to any of the foregoing. The Company will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company.

         6.2 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that after this date and prior to the Effective Time (unless

Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement):


         (a) the business of the Company shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

         (b) the Company shall not materially modify or amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary and usual course of business;


         6.3 MEETINGS OF THE SHAREHOLDERS. As soon as practicable after this date, Purchaser and the Company shall prepare a joint proxy/registration statement (the "Registration Statement"), which shall comply as to form with all applicable law and its governing instruments to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Plan of Merger and the Merger. Subject to fiduciary requirements of applicable law, the respective boards of directors of each of Purchaser and the Company shall recommend such approval and take all lawful action to solicit such approval; provided, however, and notwithstanding any other provision in this Agreement to the contrary, if either Purchaser or the Company should experience any development or combination of developments having a material adverse effect on the financial condition, properties, business or results of operations of Purchaser, taken as a whole, or the Company, taken as a whole, as the case may be, other than as a result of factors affecting the industry or the economy generally, then the board of directors of the other Company may withdraw its recommendation of the merger and may postpone the meeting of its shareholders to allow adequate time to disseminate relevant disclosure material. The Company agrees, as to information with respect to the Company, its officers, directors, and shareholders contained when the Registration Statement becomes effective and at the date of the meeting of the respective shareholders of Purchaser and the Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statement not misleading.


                                   ARTICLE VII

                                   CONDITIONS

         7.1 CONDITIONS TO OBLIGATIONS OF PURCHASER AND COMPANY. The respective obligations of Purchaser and the Company to consummate the merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or the Company as the case may be, to the extent permitted by applicable law:

         (a) Shareholder Approval. This Agreement shall have been duly approved by the holders of (i) at least a majority of the voting power of the outstanding shares of the Purchaser common stock, voting together as a single class, in accordance with applicable law and the Certificate of Incorporation and By-Laws of Purchaser and (ii) a majority of the outstanding shares, in accordance with applicable law and the Articles and By-Laws of the Company.

         (b) Continuing Warranties, Certificate. The representations and warranties of the Company contained in this Agreement shall be correct on and as of the Effective Time in all material respects with the same effect as though made and as of such date, except for the changes contemplated by this Agreement, and the Company shall have performed in all material respects all of its obligations to be performed, and Purchaser shall have received at the Effective Time a certificate to that effect, dated the Effective Time, and executed on behalf of the Company by an executive officer of the Company. Notwithstanding anything in the foregoing to the contrary, this Section 7.1(b) shall be deemed to have been fulfilled regardless of whether the representations contained in Section
                  5.1 shall not be so correct or the covenants in Sections 6.1 and 6.2 to the extent it is applied to these sections.


         7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

         (a) Shareholder Approval. This Agreement shall have been duly approved by the holders of (i) at least a majority of the voting power of the outstanding shares of the Purchaser common stock, voting together as a single class, in accordance with applicable law and the Certificate of Incorporation and By-Laws of Purchaser and (ii) a majority of the outstanding shares, in accordance with applicable law and the Articles and By-Laws of the Purchaser.

         (b) Continuing Warranties, Certificate. The representations and warranties of the Purchaser contained in this Agreement shall be correct on and as of the Effective Time in all material respects with the same effect as though made and as of such date, except for the changes contemplated by this Agreement, and the Purchaser shall have performed in all material respects all of its obligations to be performed, and Company shall have received at the Effective Time a certificate to that effect, dated the Effective Time, and executed on behalf of the Purchaser by an executive officer of the Purchaser.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the merger may be abandoned at any time prior to the Effective Time, before or after the approval by shareholders of the parties by the mutual consent of Purchaser and the Company by action of their respective boards of directors.

         8.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the merger pursuant to this Article VIII, no party (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in
Section 9.2 and except that nothing will relieve any party from liability for any breach of this Agreement.


                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

         9.1 PAYMENT OF EXPENSES. Whether or not the merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the merger.

         9.2 SURVIVAL. The agreements shall survive the consummation of the merger.

         9.3 MODIFICATION OR AMENDMENT. Subject to the Minnesota Statutes, at any time prior to the Effective Time, the parties may, by written agreement, make any modification or amendment of this Agreement approved by their respective boards of directors. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties. After the Effective Time, none of the agreements may be amended.

         9.4 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 COUNTERPARTS. For the convenience of the parties this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all counterparts shall together constitute the same agreement.

         9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota regardless of the laws that might otherwise govern under applicable principles of conflicts of law except that the provisions of this Agreement relating to the merger shall also be governed by the laws of the State of Minnesota.

         9.7 NOTICES. Any notice, request, instruction, or other document to be given by any party to the other, shall be in writing and delivered personally or sent by a registered or certified mail, postage prepaid to the Company to Lindsey Vinson, Dallas, Texas and to the Purchaser to Lindsey Vinson, Dallas, Texas, or to such other persons or addresses as may be designated in writing by the party to receive such notice.

         9.8 ENTIRE AGREEMENT, ETC. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter and (b) shall not be assignable by operation of law or obligation to, or rights in respect of, any persons other than the parties, it being expressly agreed that all of the persons (and their successors and assigns) who are beneficiaries of such sections or schedule (whether as individuals or as members of a class or group) shall be entitled to enforce such sections and schedule against Purchaser or the surviving corporation or of the Purchaser.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                           SOUTHWEST INDUSTRIAL PRODUCTS, INC.


                           By:____________________________

                           Name:_________________________

                           Title:__________________________

                           ONYX-FIVE, INC.


                           By:____________________________

                           Name:_________________________

                           Title:__________________________

                                 PLAN OF MERGER



SECTION 1. CORPORATIONS PLANNING TO MERGE.

         Southwest Industrial Products, Inc. (Southwest), a Texas corporation shall be merged with Onyx-Five, Inc. (Onyx), a Minnesota, corporation. At the Effective Time the corporate existence of Southwest shall cease. Onyx shall be the surviving corporation, and shall continue to be governed by the laws of the State of Minnesota.

SECTION 2. TERMS AND CONDITIONS.

         2.1 The merger shall be effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Minnesota.

         2.2 The Articles of Incorporation shall be the Articles of Incorporation of Onyx.

         2.3 The By-Laws shall be the By-Laws of Onyx.

         2.4 The Directors and Officers shall be the Directors and Officers of Onyx.

SECTION 3. MANNER AND BASIS OF CONVERTING THE SHARES.

         3.1 At the Effective Time, all of the shares of the common stock of Southwest issued and outstanding immediately before the Effective Time shall be retired.

         3.2 Promptly after the Effective Time Onyx shall cause to be mailed to each person who was at the Effective Time a holder of record of shares of Southwest common stock his pro rata share of 10,000,000 shares of common stock.

         IN WITNESS WHEREOF, the parties have executed this Plan of Merger this ____ day of July, 1997.



                           Southwest Industrial Products, Inc.



                           by____________________________
                           President

                           Onyx-Five, Inc.



                           by____________________________
                           President